News Release

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FOR IMMEDIATE RELEASE                        Contact:   Robert F. Gallagher, CFO
                                                        651-490-2756

TSI STRONGLY URGES STOCKHOLDERS TO VOTE WITH THE COMPANY
USING THE WHITE PROXY; WILL REVIEW $14 HOSTILE UNSOLICTED
TENDER WHEN RECEIVED


SHOREVIEW, Minn., July 12

TSI Incorporated said that its Board of Directors has not seen the terms of an announced $14 hostile tender offer from JJF Acquisition, Inc., headed by John J. Fauth, but will review the offer when it is received. In the meantime, TSI urges stockholders to vote with the Company using their white proxy.

Donald M. Sullivan, TSI Board member and past Chairman and CEO of MTS Systems Corporation, commented, "The TSI Board is comprised of a majority of outside directors who are experienced and independent-thinking business people who will act in the best interests of stockholders. Irrespective of Fauth's pending offer, we believe there is no need for a change in the make-up of the Board or the Company's bylaws or articles. We also believe the stockholders will continue to be better served by remaining independent from Mr. Fauth at a time they are attempting an unfriendly takeover. If TSI's anti-takeover provisions are eliminated, including those provided by Minnesota law, Mr. Fauth would be able to take control of TSI through a combination of stock purchases and proxy contests without the approval of a majority of the stockholders or the Board of Directors."

TSI has been working with William Blair & Company as its financial advisor and Gray, Plant, Mooty, Mooty & Bennett as its legal counsel. They will assist the Board in evaluating Fauth's unsolicited offer. TSI urges its stockholders to take no action with respect to Fauth's unsolicited offer until its Board of Directors has an opportunity to see the terms of the latest offer and make a recommendation. TSI will send its recommendation to stockholders as promptly as possible and not later than 10 business days following the commencement of the offer.

TSI is a diversified, worldwide leader in providing measuring instruments for two major market areas: the safety, comfort and health of people; and productivity and quality improvement. The Company's common stock is traded on the national over-the-counter market under the Nasdaq symbol "TSII." For more information visit the Company's website at http://www.tsi.com.

If you have any questions, please call our proxy solicitors, Corporate Investor Communications, Inc., toll free at (877) 460-9337.


TSI Incorporated   500 Cardigan Road   P.O. Box 64394   St. Paul, MN   55164 USA